Registration No. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                                       ______________

                                       FORM S-8
                                 REGISTRATION STATEMENT
                      Under the Securities Act of 1933
                                       _______________

                     KLLM TRANSPORT SERVICES, INC.
            (Exact name of registrant as specified in its charter)

                       Delaware                64-0412551
                 (State or other juris-      (I.R.S. Employer
                diction of incorporation)   Identification No.)

              3475 Lakeland Drive, Jackson, Mississippi  39208
              (Address of Principal Executive Offices)  (Zip Code)
                                       _______________

          KLLM TRANSPORT SERVICES, INC. 1996 STOCK
                              PURCHASE PLAN
                        (Full title of the plan)

                STEVEN K. BEVILAQUA, PRESIDENT
                  KLLM Transport Services, Inc.
                     3475 Lakeland Drive
                 Jackson, Mississippi  39208
                       (601) 939-2545
        (Name, address, including zip code, and telephone
        number, including area code, of agent for service)
                           _______________
                             Copies to:
                        JAMES H. NEELD, IV, ESQ.
               Young, Williams, Henderson & Fuselier, P.A.
                       2000 Deposit Guaranty Plaza
                          Post Office Box 23059
                   Jackson, Mississippi  39225-3059
                            _______________

Approximate date of commencement of proposed sale to the public: August 5, 1996.



                    CALCULATION OF REGISTRATION FEE



Title of          Amount to        Proposed   Proposed        Amount of
Securities        be Registered    Maximum    Maximum         Registration
to be                              Offering   Aggregate          Fee
Registered                         Price      Offering Price
                                   Per Unit

Common Stock
$1 Par Value      300,000          $11.75     $3,525,000       $ 705





(1) Determined in accordance with Rule 457(h) and (c), the maximum offering price is based on the average of the high and low prices of the Company's Common Stock reported on the NASDAQ National Market System on July 30, 1996.

                       KLLM TRANSPORT SERVICES, INC.

                        Cross Reference Sheet
               Pursuant to Item 501(b) of Regulation S-K

          Item Number and Caption         Caption or Location in Prospectus
1(a).  General Plan Information           Outside Front Cover of Prospectus
                                          Description of the Stock Purchase
                                          Plan--General, Administration

1(b).  Securities to be Offered           Outside Front Cover of Prospectus;
                                          Description of the Stock Purchase
                                          Plan--General

1(c).  Employees Who May Participate      Description of the Stock Purchase
       in the Plan                        Plan--Administration

1(d).  Purchase of Securities Pursuant    Description of the Stock Purchase
       to the Plan and Payment for        Plan--General, Purchase Price
       Securities Offered                 and Payment

1(e).  Resale Restrictions                Description of the Stock Purchase
                                          Plan--Restrictions on Resale

1(f).  Tax Effects of Plan Participation  Description of the Stock Purchase
                                          Plan--Federal Income Tax Effects

1(g).  Investment of Funds                Not Applicable

1(h).  Withdrawal from the Plan;          Description of the Stock Purchase
       Assignment of Interest             Plan--Assignment of Interest

1(i).  Forfeitures and Penalties          Not Applicable

1(j).  Charges and Deductions and         Description of the Stockk Purchase
       Liens Therefor                     Plan--Assignment of Interest,
                                          Expenses

2.     Registrant Information and         Additional Information
       Employee Plan Annual
       Information

                                          PART II

            INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.       Incorporation of Certain Documents by Reference

       The following documents filed with the Securities and Exchange Commission are incorporated by reference in this Registration
Statement:

              (a)    The Annual Report on Form 10-K
(including consolidated financial statements together with the reports of independent auditors thereon) for the year ended December 29, 1995, filed by KLLM Transport Services, Inc. (the "Company") pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of
1934, File No. 0-14759.

              (b)    All other reports filed by the Company
pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 29, 1995.

              (c)    The description of the Company's Common
Stock contained in its Registration Statement, filed by the Company on July 2, 1986, pursuant to Section 12 of the Securities Exchange Act of 1934, Registration No. 33-5881.

              (d)    All documents subsequently filed by the
Company or the Plan, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post
- -effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.       Description of Securities  Not applicable.

Item 5.       Interests of Named Experts and Counsel

       James Leon Young, who is a director and the Secretary of the Company, is a shareholder and officer of the Jackson, Mississippi, law firm of Young, Williams, Henderson
& Fuselier, P.A., counsel to the Company. Young, Williams, Henderson & Fuselier, P.A. is providing a legal opinion in connection with this Registration Statement.

Item 6.       Indemnification of Directors and Officers

       Subsection (a) of Section 145 of the General
Corporation Law of Delaware empowers
a corporation to indemnify any person who was or is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful.

       Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

       Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section
145.

       Article Eight of the Company's Bylaws provides for indemnification of the Company's officers and directors to the extent authorized by the General Corporation Law of Delaware.
The provisions of Delaware law may be sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed Not applicable.

Item 8.       Exhibits

        4(a) The Company's Certificate of Incorporation, as amended (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended January 1, 1989 (File No. 0-14759))

        4(b)  The Company's Certificate of Amendment to
Certificate of Incorporation
              (incorporated by reference from Post-Effective
Amendment No. 6 to
              Registration Statement on Form S-8 as filed on December 4, 1992
              (Registration No. 33-14545))

        4(c)  The KLLM Transport Services, Inc. 1996 Stock
Purchase Plan

        5     Opinion of Young, Williams, Henderson &
Fuselier, P.A.

        23(a) Consent of Young, Williams, Henderson &
Fuselier, P.A. (included in Exhibit
              5)

        23(b) Consent of Ernst & Young, LLP


Item 9.       Undertakings

       (a)    The Company hereby undertakes:

              (1)    To file, during any period in which
offers or sales are being made, a
post-effective amendment to this Registration Statement:

                     (i)    To include any prospectus
required by section 10(a)(3) of the
       Securities Act of 1933;

                     (ii)   To reflect in the prospectus any
facts or events arising after the
       effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                     (iii)  To include any material
information with respect to the plan of
       distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration
Statement.

       Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this
Registration Statement.

              (2)    That, for the purpose of determining
any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)    To remove from registration by means of
a post-effective amendment
any of the securities being registered which remain unsold at the termination of the offering.

       (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration
Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                         SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flowood, State of Mississippi, on August 5, 1996.

                     KLLM TRANSPORT SERVICES, INC.


                     By:S/Steven K. Bevilaqua
                         Steven K. Bevilaqua
                         President, Chief Executive Officer
                         and Director


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date:  August 5, 1996
                               S/Benjamin C. Lee, Jr.
                               Benjamin C. Lee, Jr.
                               Chairman of the Board of Directors



Date:  August 5, 1996          S/Steve K. Bevilaqua
                               Steven K. Bevilaqua
                               President, Chief Executive
                               Officer and Director



Date:  August 5, 1996          S/James Leon Young
                                 James Leon Young
                                 Secretary and Director


Date:  August 5, 1996          S/Walter P. Neely
                                 Walter P. Neely, Director





Date:  August 5, 1996          S/J. Kirby Lane
                                 J. Kirby Lane
                                 Executive Vice President and
                                 Chief Financial Officer



Date:  August 5, 1996          S/Cindy F. Bailey
                                 Cindy F. Bailey
                                 Corporate Controller



Date:  August 5, 1996          S/Leland R. Speed
                                 Leland R. Speed
                                 Director


Date:  August 5, 1996          S/C. Tom Clowe
                                 C. Tom Clowe, Jr.
                                 Director


                                        EXHIBIT INDEX


               4.1 The Company's Certificate of Incorporation, as amended (incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended January 1, 1989 (File No. 0-14759))

               4.2  The Company's Certificate of Amendment
to Certificate of Incorporation (incorporated by reference from Post-Effective Amendment No. 6 to Registration Statement on Form S-8 as filed on December 4, 1992 (Registration No.
33-14545))

               4.3  The KLLM Transport Services, Inc. 1996
Stock Purchase Plan

               5     Opinion of Young, Williams, Henderson &
Fuselier, P.A.

              23.1  Consent of Young, Williams, Henderson &
Fuselier, P.A. (included in Exhibit 5)

              23.2  Consent of Ernst & Young, LLP

                             EXHIBIT 4.3


                      KLLM Transport Services, Inc.

                         1996 Stock Purchase Plan

                        ________________________


                                          ARTICLE I

                                           GENERAL

1.1    Purpose of the Plan.

       The purpose of the KLLM Transport Services, Inc. 1996 Stock Purchase Plan (the "Plan") is to encourage key personnel of KLLM Transport Services, Inc. (the "Company") and its subsidiaries, to purchase stock of the Company to further instill in them a sense of ownership, responsibility, and entrepreneurship, with a goal of increasing their efforts and motivation for the long term benefit of the Company and all of its shareholders.

1.2    Definitions.

       "Board of Directors" means the Board of Directors of the Company.

       "Common Stock" means voting common stock of the Company, par value $1.00 per share.

       "Covered Employee" means any Person, including officers and directors, in the regular full time employment of the Company or its Subsidiaries, who may from time to time be designated a Covered Employee by the Committee. The power to determine who is and who is not a Covered Employee is reserved solely for the Committee.

       "Person" shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture or unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

       "Purchase Price" shall mean the price to be paid for a share of Common Stock under the Plan as defined in Section 1.5 (a).

       "Purchaser" shall mean any Covered Employee purchasing Common Stock under the
Plan and, if applicable, his heirs, successors or assigns.

       "Subsidiary" shall mean any Person of which the Company shall at any time own directly or indirectly through another Subsidiary, 50% or more of the outstanding voting capital stock (or other shares of beneficial interest with voting rights), or which the Company shall otherwise control.

1.3    Administration of the Plan.

       The Plan shall be administered by the Compensation Committee (the "Committee") appointed by the Board of Directors consisting of at least three members from the Board of Directors who serve at the pleasure of the Board of Directors. No Person while a member of the Committee shall be eligible to participate in the Plan. Subject to the control of the Board of Directors, and without limiting the generality thereof, the Committee shall have the power to interpret and apply the Plan and to make regulations for carrying out its purpose. More particularly, the Committee shall determine which Covered Employees may purchase stock under the Plan and the terms of such purchase. Determinations by the Committee under the Plan need not be uniform and may be made by it selectively among Persons participating in the Plan, whether or not such Persons are similarly situated.

1.4    Shares Subject to the Plan.

       The total number of shares that may be purchased pursuant to the Plan shall not exceed three hundred thousand (300,000) shares of Common Stock. These shares may be either unissued shares of Common Stock or reacquired shares of Common Stock held in treasury.

1.5    Terms and Conditions.

       All purchases of shares under the Plan shall be evidenced by agreements in such form as the Committee shall approve from time to time and the following provisions:

       (a) Purchase Price. The Committee shall determine from time to time the Purchase Price for shares under the Plan.

       (b) Payment. Payment for shares under the Plan shall be made in such manner and at such time or times as shall be determined by the Committee.

       (c) Nontransferability. Agreements under the Plan and rights arising thereunder shall not be transferable other than by will or by the laws of descent and distribution.

       (d) Additional Provisions. Each agreement under the Plan may contain such other terms and conditions not inconsistent with the provisions of the Plan as the Committee may deem appropriate from time to time.

1.6  Stock Adjustments; Mergers.

       (a) Notwithstanding Section 1.4, if the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation by reason of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock splits, combination of shares, or stock dividend, the total number of shares set forth in Section 1.4 shall be proportionately and appropriately adjusted by the Committee. If the Company continues in existence, the number and kind of shares that are subject to any agreement under the Plan and the purchase price per share shall be proportionately and appropriately adjusted without any change in the aggregate price to be paid therefor upon the closing of a purchase. If the Company will not remain in existence or substantially all of the Common Stock will be purchased by a single purchaser or group of purchasers acting together, then the Committee shall notify each Purchaser that such Purchaser's right and obligation to purchase the shares shall apply with appropriate adjustments as determined by the Committee to the securities of the successor corporation to which such Purchaser, as holder of the number of shares of Common Stock he is required to purchase, would have been entitled. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.


                                         ARTICLE II

                                    ADDITIONAL PROVISIONS


2.1    Compliance with Other Laws and Regulations.

       The Plan shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (a) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (b) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

2.2    Amendments.

       The Board of Directors may discontinue the Plan at any time, and may amend it from time to time.


2.3    No Rights As Shareholder.

       No Purchaser shall have any rights as a shareholder with respect to any share purchased pursuant to the Plan until payment of the Purchase Price and delivery to him of a certificate or certificates for the purchased shares.


2.4    Continued Employment Not Presumed.

       This Plan, any document describing this Plan, and any agreement entered into pursuant to this Plan, shall not give any Covered Employee, Purchaser or other employee a right to continued employment by the Company or its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate the employment of any such Person with or without cause.

2.5    Effective Date; Duration.

       The Plan shall be effective as of the date of its adoption by the Board of Directors and shall expire ten (10) years after the date of its adoption (the "Expiration Date"). No agreements under the Plan may be entered into under the Plan after the Expiration Date, but agreements entered into on or before that date may be carried out according to their terms and shall continue to be governed by and interpreted consistent with the terms hereof.

                                          EXHIBIT 5

August 2, 1996



KLLM Transport Services, Inc.
P.O. Box 6098
Jackson, MS 39288

Re:    KLLM Transport Services, Inc. 1996 Stock Purchase
Plan -- Form S-8 Registration Statement

Gentlemen:

We have acted as counsel for KLLM Transport Services, Inc., a Delaware corporation (the "Company"), in the preparation of the referenced Form S-8 Registration Statement relating to the Company's 1996 Stock Purchase Plan (the "Plan") and the proposed offer of up to 300,000 shares of the Company's common stock, $1.00 par value (hereinafter referred to as "Common Stock"). In connection with the preparation of said Registration Statement, we have examined such corporate records and documents relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

On the basis of the foregoing, it is our opinion that:

1. The Company is duly organized, incorporated and is validly existing under the laws of the State of Delaware, with an authorized capitalization consisting of 10,000,000 shares of Common Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

2. The Plan and the proposed offer thereunder of up to 300,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8 and further consent to the use of our name wherever appearing on the Form S-8.

Sincerely,
YOUNG, WILLIAMS, HENDERSON & FUSELIER, P.A.


By:_______________________________________
       James H. Neeld, IV
JHN,IV:mc


                                        EXHIBIT 23.1


                                Consent of Ernst & Young LLP


We consent to the incorporation by reference in the Registration Statement (form S-8) dated August 5, 1996 pertaining to the
KLLM Transport Services, Inc. 1996 Stock Purchase Plan of our report dated January 29, 1996, except for Note B as to which the date is March 13, 1996, with respect to the consolidated financial statements of KLLM Transport Services, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 29, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange
Commission.


                                          Ernest & Young LLP

Jackson, Mississippi
August 5, 1996